Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES

STOCK REPURCHASE PROGRAM

Board of Directors Authorizes Repurchase of $25 million of Common Stock

FOOTHILL RANCH, CA, September 7, 2010 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced that its Board of Directors has authorized a program to repurchase up to $25 million of the Company’s Class A common stock from time to time in the open market or in privately negotiated transactions.

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time.

Based on the Company’s closing share price on September 7, 2010, the $25 million stock repurchase program represents approximately 7.7% of the Company’s total market capitalization. The repurchase program will be funded using existing cash on hand. As of July 31, 2010, the Company had cash and cash equivalents of $165.5 million.

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 28, 2010, the Company operated a total of 511 stores in 47 states, the District of Columbia and Puerto Rico, including 435 Wet Seal stores and 76 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.